Exhibit 8

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of the day of December 2017, by and among Campagna Motors USA, Inc.  (the “Issuer”) whose address and other information appear on the Information Sheet (as defined herein) attached to this Agreement, Rachel Boulds, CPA, PLLC (the “Escrow Agent”),Midtown Partners & Co., LLC (“Midtown”) and NMS Capital Advisors, LLC (together with Midtown, the “Placement Agents”).

WITNESSETH:

WHEREAS, the Issuer proposes to sell up to $14,000,000 (the “Offering Amount”) of the Issuer’s shares of common stock (the “Securities”) to investors (the subscribers of the Securities pursuant to this Offering (as defined below) are hereinafter referred to as “Investors”), in a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings (the “Offering”);

WHEREAS, the Issuer proposes to establish an escrow account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent from the Issuer in connection with the Offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has agreed to establish a special bank account at Esquire Bank (the “Bank”) into which the subscription monies, which are received by the Escrow Agent from the Issuer or Investors and credited to the Escrow Account, are to be deposited.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement as Exhibit A and is incorporated by reference herein and made a part hereof (the “Information Sheet”).

2.           Establishment of the Bank Account.

2.1           The Escrow Agent shall establish a non-interest-bearing bank account at the branch of Bank selected by the Escrow Agent, and bearing the designation set forth on the Information Sheet (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks, credit card deposits or wire transfers) which are received by the Issuer from prospective purchasers of the Securities and are delivered by the Issuer or an Investor to the Escrow Agent, (b) the holding of amounts of subscription monies which are collected through the banking system and (c) the disbursement of collected funds, all as described herein.

2.2           On or before the date of the initial deposit in the Bank Account pursuant to this Agreement, the Issuer shall notify the Escrow Agent in writing of the date of the commencement of the Offering (the “Effective Date”), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.

2.3           The “Offering Period,” which shall be deemed to commence on the Effective Date, shall consist of the number of calendar days or business days set forth on the Information Sheet. The Offering Period shall be extended at the Issuer’s discretion (an “Extension Period”) only if the Escrow Agent shall have received written notice thereof prior to the expiration of the Offering Period. The Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Offering Period, shall consist of the number of calendar days or business days set forth on the Information Sheet. The last day of the Offering Period, or the last day of the Extension Period (if the Escrow Agent has received written notice thereof as herein above provided), is referred to herein as the “Termination Date”. Except as provided in Section 4.3 hereof, after the Termination Date, the Issuer shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.

2.4           Esquire Bank, the merchant service provider shall be a party to this Agreement and, as such, be granted unencumbered access to electronically withdraw funds from the Escrow Account representing refunds or chargebacks without providing notice. The Escrow Agent shall notify Esquire Bank when the escrow is closed and funds have been distributed to the Issuer . Furthermore, the Issuer grants Esquire Bank, for a period of 12 months beyond conclusion of the investment round, unencumbered rights to debit the account below for any fees and chargebacks. If at any time, during the term of this Agreement and for 12 months thereafter, Issuer will notify Esquire Bank of any changes to the bank account below to include the opening or subsequent accounts.

3.           Deposits to the Bank Account.

3.1           The Issuer shall promptly deliver to the Escrow Agent all monies which it receives from prospective purchasers of the Securities, which monies shall be in the form of checks or wire transfers, provided however that “Cashiers” checks and “Money Orders” must be in amounts greater than $10,000; Cashiers checks or Money Orders in amounts less than $10,000 shall be rejected by the Escrow Agent. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Account shall be made payable to “Campagna Motors USA, Inc. in Escrow”. The Issuer will also be accepting monies via credit card payment. Such payments will be automatically credited to the Escrow Account through the credit card transaction and reconciled to the applicable subscription agreement.

3.2           Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts”. The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system. Simultaneously with each deposit to the Escrow Account, the Issuer shall inform the Escrow Agent in writing of the name and address of the prospective purchaser, the amount of Securities subscribed for by such purchase, and the aggregate dollar amount of such subscription (collectively, the “Subscription Information”).

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3.3           The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information, which at minimum shall include the name, address, tax identification number and the number of shares/units. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

3.4           The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent’s regular business hours.

3.5           Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the “Fund” or “Funds.”

3.6           If the Offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by the Issuer.

4.           Disbursement from the Bank Account.

4.1           Subject to Section 4.3 below, if at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount in the Fund represents the sale of the Offering Amount, the Escrow Agent shall promptly notify the Issuer of such fact in writing. The Escrow Agent shall promptly disburse the Fund, by drawing checks on the Bank Account in accordance with instructions in writing signed by both the Issuer as to the disbursement of the Fund, promptly after it receives such instructions.

4.2           The Funds shall be paid by the Escrow Agent in accordance with the following:

(a)          In the event that the Issuer advises the Escrow Agent in writing that the Offering has been terminated, the Escrow Agent shall promptly return the Funds paid by each Investor to such Investor without interest or offset.

(b)          At each Closing, the Company and Midtown shall provide the Escrow Agent with written instructions regarding the disbursement of the Funds in accordance with Exhibit A attached hereto and made a part hereof and signed by the Company and Midtown (the “Disbursement Instructions”).

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4.3           Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

5.           Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1           The Escrow Agent shall notify the Issuer, on a weekly basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

5.2           The Escrow Agent shall not be responsible for the performance by the Issuer of its respective obligations under this Agreement.

5.3           The Escrow Agent shall not be required to accept from the Issuer any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks,wire transfers or credit card payments meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Issuer except as to the amount of such payments; however, the Escrow Agent shall notify the Issuer within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

5.4           The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Issuer any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

5.5           If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.

5.6           The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

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5.7           The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

6.           Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the parties hereto. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Issuer specifying a date when such resignation shall take effect and upon delivery of the Fund to the successor escrow agent designated by the Issuer in writing. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Issuer fails to designate a successor Escrow Agent within thirty (30) days after such notice, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser, without interest thereon or deduction. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Fund. The Issuer shall have the right at any time to remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

7.           Representations and Warranties. The Issuer hereby represents and warrants to the Escrow Agent that:

7.1           No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

7.2           No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

7.3           The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Securities set forth in such Subscription Information.

7.4           All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.5           Reasonable controls have been established and required due diligence performed to comply with “Know Your Customer” regulations, USA Patriot Act, Office of Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

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8.           Fees and Expenses.

8.1           The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.

8.2           Outstanding balances due to CrowdPay, Inc. will be withheld from any disbursements made until balance is paid in full.

9.           Indemnification and Contribution.

9.1           The Issuer (the “Indemnitor”) agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

9.2           If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

9.3           The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10.        Termination of Agreement. This Agreement shall terminate on the final disposition of the Fund pursuant to Section 4, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 9 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

11.        Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

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12.         Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed, if to the Issuer or either Placement Agent, at their respective addresses set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.

13.         Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

14.        Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

15.        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Rachel Boulds, CPA, PLLC

By:
Name: Rachel Boulds
Title: CPA

Campagna Motors USA, Inc.

By:
Name: André Morissette
Title: President and Chief Executive Officer

Midtown Partners & Co., LLC

By:
Name: John R. Clarke
Title: Chief Executive Officer

NMS Capital Advisors, LLC

By:
Name:
Title:

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EXHIBIT A

ESCROW AGREEMENT INFORMATION SHEET

1.	The Issuer
Name:	Campagna Motors USA, Inc.
Address:	100 Walnut St., Champlain, NY 12919
Telephone:	450-641-2112

The Placement Agents

Name:	Midtown Partners & Co., LLC

Attn: John R. Clarke, Chief Executive Officer

Address:	380 Lexington Avenue, 30th Floor

New York, NY 10168

Telephone:	212-939-6420

and

Name:	NMS Capital Advisors, LLC

Attn: [     ]

Address:	433 North Camden Drive, 4th Floor

Beverly Hills, CA 90210

Telephone:	[ ]

2.	The Securities

Common Stock

3.	Minimum Amounts and Conditions Required for Disbursement of the Escrow Account

Aggregate dollar amount which must be collected before the Escrow Account may be disbursed to the Issuer: no minimum amount. Zero $

4.	Plan of Distribution of the Securities

To be distributed by the Issuer.

Extension Period, if any:

5.	Title of Escrow Account

“Campagna Motors USA, Inc.”

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6.	Escrow Agent Fees and Charges

$2,500 payable at Closing. In addition, the Escrow Agent shall be paid a fee of $500 for each additional closing. Should the Escrow Agent continue for more than one year, the Escrow Agent shall receive a fee of $200 per month, payable in advance or the first business day of the month.

Applicable bank fees for checks and wires apply.

7.	Offering Period: 365 days.

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Exhibit A

FORM OF ESCROW DISBURSEMENT INSTRUCTIONS

AND RELEASE NOTICE

Date: ___________, 201[ ]

[Escrow Agent]

[Address]

Attention:

Dear Mr./Ms _______:

In accordance with the terms of Section 4.2 of an Escrow Agreement dated as of _________, 2017 (the “Escrow Agreement”), by and among Campagna Motors USA, Inc.  (the “Issuer”), Rachel Boulds, CPA, PLLC (the “Escrow Agent”), Midtown Partners & Co., LLC (“Midtown”) and NMS Capital Advisors, LLC, the Issuer and Midtown hereby direct the Escrow Agent to distribute [all] [$ ] of the Funds (as defined in the Escrow Agreement) in accordance with the following wire instructions:

________________________:	$

________________________:	$

________________________:	$

Very truly yours,

Campagna Motors USA, Inc.

By:
Name: André Morissette
Title: President and Chief Executive Officer

Midtown Partners & Co., LLC

By:
Name: John R. Clarke
Title: Chief Executive Officer

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